Exhibit 99.1

CytoSorbents Added to the Russell 2000 and Russell 3000 Indexes

MONMOUTH JUNCTION, N.J., June 26, 2018 -- CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader using its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, announced that it has been added to the Russell 2000® and Russell 3000® Indexes as part of the annual FTSE Russell reconstitution, that went into effect yesterday, June 25, 2018.

The Russell 2000 Index is one of the most widely quoted benchmarks for small capitalization stocks in the U.S., representing approximately 2,000 small cap companies with a median market capitalization of $933 million, as of May 31, 2018. The Russell 2000 Index is a subset of the broader Russell 3000 Index that benchmarks the entire U.S. stock market.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “We are pleased to be added to the Russell 2000® and Russell 3000®, and to exchange traded funds (ETF) and other investment vehicles that are based on these indexes. ETFs based on the Russell 2000, for example, are a very popular, highly liquid, and diversified way for institutional and retail investors to broadly play the small cap sector, drawing tremendous money flows. Our addition to these indexes represents a significant milestone in our company’s evolution, and is expected to add to the liquidity and trading volume of our stock - a very important factor for all of our current and future investors.”

FTSE Russell is a wholly owned subsidiary of the London Stock Exchange Group (LSEG) and a leading global index, data and analytics provider. According to the group, each June the entire family of Russell U.S. indexes are realigned and recalibrated, adding and deleting companies to reflect market changes in the last year. Approximately $9 trillion in assets under management (AUM) are benchmarked to or invested in products based on the Russell U.S. Indexes, underscoring the importance of reconstitution to investors and the markets.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 45 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury. CytoSorb® has been used in more than 40,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $22 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique patented blood purification technology including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CytoSorbents Contact:

Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:

Joshua Berkman

Rubenstein Public Relations

212-805-3055

jberkman@rubensteinpr.com